CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of RidgeWorth Funds of our report dated May 25, 2017, relating to the financial statements and financial highlights which appears in the RidgeWorth Capital Innovations Global Resources and Infrastructure Fund’s (one of the funds constituting the RidgeWorth Funds, hereafter referred to as the “Fund”) Annual Report on Form N-CSR for the year ended March 31, 2017. We also consent to the references to us under the headings “Overview”, “Service Providers”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 14, 2017